EXHIBIT 10.5
NON-STATUTORY STOCK OPTION AGREEMENT

THIS NON-STATUTORY STOCK OPTION AGREEMENT (“Agreement”) is entered into effective as of May 22, 2009 (“Effective Date”) by and between Petro Resources Corporation, a Delaware corporation (“Company”), and Ronald D. Ormand (“Optionee”).

R E C I T A L S

A.  The Company wishes to grant Optionee options to purchase 1,250,000 shares of the Corporation’s $.01 par value common stock (“Common Stock”) on the terms and subject to the conditions set forth below.

B.  The options and option shares will not be granted under the Company’s 2006 Stock Incentive Plan (“Plan”), however, as a matter of convenience, this Agreement incorporates certain terms and conditions from the Plan, as it exists as of the Effective Date, as expressly provided for herein.

C.  This Agreement is entered into concurrent with the execution and delivery of that certain Employment Agreement (“Employment Agreement”) of even date herewith between Optionee and the Company.

A G R E E M E N T

It is hereby agreed as follows:

1.  Grant of Options.  The Company hereby grants to Optionee, options (“Options”) to purchase all or any part of 1,250,000 shares (“Shares”) of the Corporation’s Common Stock, upon the terms and subject to the conditions set forth herein.  Except as otherwise determined by the board of directors (“Board”) of the Company, this Agreement and the Options granted hereby shall be administered on behalf of the Company by the Compensation and Nominating Committee (“Committee”) of the Board. All agreements, notices and waivers to be made by, or delivered to, the Company under this Agreement shall be made by, or delivered to, the Committee, except as otherwise determined by the Board.

2.  Option Period.  The Options shall vest and become exercisable, unless earlier terminated pursuant to Section 6 of this Agreement, as set forth in this Section 2.  All outstanding Options shall expire on May 22, 2014.

(a)  Options to purchase 312,500 Shares shall vest and first become exercisable subject to and upon the Company’s acquisition of at least $20 million of additional debt capital, equity capital, or oil and gas properties, or any combination thereof, whether in one transaction or in a series of transactions, during the period commencing on the Effective Date and ending on May 22, 2010.  Recapitalization of existing equity and refinancing of existing debt shall be excluded from the calculation of acquired capital.  In the case of credit facilities, (i) all draw downs on the credit facilities of the Company or its subsidiaries existing as of the Effective Date shall be excluded from calculation of acquired debt capital, (ii) the initiation of a new credit facility on the part of the Company or its subsidiaries subsequent to the Effective Date or any increase in the borrowing amount of a credit facility existing as of the Effective Date (each a “New Credit Facility”), shall be excluded from calculation of acquired debt capital and (iii) all draw downs on a New Credit Facility shall be included in calculation of acquired debt capital.  In the case of acquisitions of oil and gas properties, the purchase price paid by the Company for the oil and gas properties shall be used for purposes of this Section 2(a) and any financing acquired by the Company for purposes of financing the acquisition shall be excluded from any calculation of acquired capital pursuant to this Section 2(a).

(b)  Options to purchase 312,500 Shares shall vest and first become exercisable subject to and upon the Common Stock trading at a VWAP (as defined below) of $0.75 per share (as adjusted for splits, combinations and the like) for 20 of any 30 consecutive trading days during the period commencing on the Effective Date and ending on May 22, 2011. The term “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (i) if the Common Stock is then listed or quoted on a stock market or stock exchange other than the OTC Bulletin Board, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the trading market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); (ii) if the OTC Bulletin Board is the trading market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (iii) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iv) in all other cases, the fair market value of a share of Common Stock as determined by the Board in good faith.

(c)  Options to purchase 312,500 Shares shall vest and first become exercisable subject to and upon the Common Stock trading at a VWAP of $1.25 per share (as adjusted for splits, combinations and the like) for 20 of any 30 consecutive trading days during the period commencing on the Effective Date and ending on May 22, 2012.

(d)  Options to purchase 312,500 Shares shall vest and first become exercisable subject to and upon the Company achieving daily production of 1,400 boe per day during the period commencing on the Effective Date and ending on May 22, 2011. The term “boe” means barrels of crude oil equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

3.  Method of Exercise.  The Options shall be exercisable by Optionee by giving written notice to the Company of the election to purchase and of the number of Shares Optionee elects to purchase, such notice to be accompanied by such other executed instruments or documents as required by this Agreement or as the Company may otherwise reasonably require, and unless otherwise directed by the Company, Optionee shall at the time of such exercise tender the purchase price of the Shares he has elected to purchase.  Optionee may purchase less than the total number of Shares for which the Option is exercisable, provided that a partial exercise of an Option may not be for less than 100 Shares.  If Optionee shall not purchase all of the Shares which he is entitled to purchase under the Options, his right to purchase the remaining unpurchased Shares shall continue until expiration of the Options.  The Options shall be exercisable with respect of whole Shares only, and fractional Share interests shall be disregarded.

4.  Amount of Purchase Price.  The purchase price (“Purchase Price”) per Share for each Share which Optionee is entitled to purchase under the Options shall be $0.37 per Share.

5.  Payment of Purchase Price.  At the option of the Executive, all or any part of the Options may be paid in cash or in shares of Common Stock equal to the Purchase Price, or in a combination of cash and shares of the Common Stock of the Company.  At the time of Optionee’s notice of exercise of the Options, Optionee shall designate the manner of payment and shall tender (a) in cash or by certified or bank cashier’s check payable to the Company, the Purchase Price for all Shares then being purchased for cash, and (b) shares of Common Stock of the Company for the Purchase Price for all Shares then being purchased not involving a cash payment, accompanied by appropriate stock powers with original signatures and Medallion guarantees.  In the case of payment in shares of Common Stock, the per share value shall be the VWAP for the 20 trading days preceding the Company’s receipt of the notice of exercise and other deliverables required by this Section 5.

6.  Effect of Termination of Employment or Other Relationship.  If Optionee’s employment with the Company terminates, the effect of the termination on the Optionee’s rights to acquire Shares shall be as follows:

6.1  Termination Due to Death or Disability.  In the event Optionee’s employment with the Company is terminated by reason of death or Disability (as such term is defined in the Employment Agreement), all outstanding Options then held by Optionee will, to the extent exercisable as of such termination, remain exercisable for a period of six (6) months after such termination (but in no event after the expiration date of any such Option).  Options not exercisable as of such death or Disability will be forfeited and terminate.

6.2  Termination Due to Resignation

.  In the event Optionee’s employment with the Company is terminated by reason of resignation by Optionee, excluding any resignation by Optionee for Good Reason (as such term is defined in the Employment Agreement), all outstanding Options then held by Optionee will, to the extent exercisable as of such termination, remain exercisable in full for a period of three (3) months after such termination (but in no event after the expiration date of any such Option).  Options not exercisable as of such resignation will be forfeited and terminate.

6.3  Termination For Cause.  In the event Optionee’s employment with the Company is terminated by the Company for Cause (as such term is defined in the Employment Agreement), all outstanding Options then held by Optionee will be forfeited and terminate, without notice of any kind, effective as of the time of termination for Cause. The Company may defer the exercise of any Option for a period of up to forty-five (45) days in order for the Committee to make any determination as to the existence of Cause.

6.4  Termination for Reasons Other than Death, Disability, Resignation or Cause.  In the event Optionee’s employment with the Company is terminated for any reason other than as contemplated by Sections 6.1 through 6.3 above, all outstanding Options then held by Optionee will, to the extent exercisable as of such termination, remain exercisable in full until the expiration date of any such Option.  Options not exercisable as of such termination of employment shall remain outstanding and will be forfeited and terminate on the earlier of (a) the vesting date with respect to such Options set forth in Section 2 if the applicable vesting condition has not been satisfied on or prior to such date and (b) either (y)  the second anniversary of the date of such termination of employment in the event  such termination of employment occurs on or before the first anniversary of the Effective Date or (z) the first anniversary of the date of such termination of employment in the event  such termination of employment occurs after the first anniversary of the Effective Date.  Options that vest prior to the termination provisions of the preceding sentence shall remain exercisable in full until the expiration date of such Option.

6.5  Modification of Rights Upon Termination.  Notwithstanding the other provisions of this Section 6, upon Optionee’s termination of employment with the Company, the Committee may, in its sole discretion (which may be exercised at any time on or after the date of grant, including following such termination), cause Options (or any part thereof) then held by Optionee to become or continue to become exercisable and/or remain exercisable following such termination of employment, in the manner determined by the Committee.

6.6  Determination of Termination of Employment.  Unless the Committee otherwise reasonably determines, Optionee’s employment will, for purposes of this Agreement, be deemed to have terminated on the date recorded on the personnel or other records of the Company, as reasonably determined by the Committee upon such records.

7.  Payment of Withholding Taxes.  The Company is entitled to (a) withhold and deduct from future wages of the Optionee (or from other amounts that may be due and owing to the Optionee from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, foreign, state and local withholding and employment-related tax requirements attributable to the Options, or (b) require the Optionee promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to an Option.

8.  Change in Control.

8.1  General.  In the event of a Change in Control (as such term is defined in the Plan as of the Effective Date), the Company, if approved by the Committee in its sole discretion, and without the consent of Optionee, may determine that:

(a)  all Options that have been outstanding for at least six months will become immediately exercisable in full and will remain exercisable in accordance with their terms;

(b)  Optionee will receive, with respect to some or all of the Shares of Common Stock subject to outstanding Options, either (i) as of the effective date of any such Change in Control, cash in an amount equal to the excess of the Fair Market Value (as such term is defined in the Plan as of the Effective Date) of such Shares on the last business day prior to the effective date of such Change in Control over the Purchase Price per share of such Shares, (ii) immediately prior to such Change of Control, a number of shares of Common Stock having an aggregate Fair Market Value equal to the excess of the Fair Market Value of the Shares as of the last business day prior to the effective date of such Change in Control over the Purchase Price per share of such Shares; or (iii) any combination of cash or shares of Common Stock with the amount of each component to be determined by the Committee not inconsistent with the foregoing clauses (i) and (ii), as proportionally adjusted; and

(c)  any Options which, as of the effective date of any such Change in Control, are “underwater” (as defined in Section 3.2(d) of the Plan as of the Effective Date) or not vested shall terminate as of the effective date of any such Change in Control.

8.2  Limitation on Change in Control Payments.  Notwithstanding anything in this Agreement to the contrary, if the acceleration of the exercisability of an Option as provided in Section 8.1(a) or the payment of cash or shares of Common Stock in exchange for all or part of an Option as provided in Section 8.1(b) (which acceleration or payment could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (“Code”)), together with any other “payments” that such Optionee has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the “payments” to such Optionee pursuant to Section 8.1 will be reduced to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that if Optionee is subject to a separate agreement with the Company which specifically provides that payments attributable to one or more forms of employee stock incentives or to payments made in lieu of employee stock incentives will not reduce any other payments under such agreement, even if it would constitute an excess parachute payment, or provides that the Optionee will have the discretion to determine which payments will be reduced in order to avoid an excess parachute payment, then the limitations of this Section 8.2 will, to that extent, not apply.

9.  Anti-Dilution.

9.1  Stock Dividends and Splits.  If the Company, at any time while Options are outstanding: (a) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (b) subdivides or reclassifies outstanding shares of Common Stock into a larger number of shares, (c) combines or reclassifies (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, (d) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock, or (e) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Purchase Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and the number of shares issuable upon exercise of the Options shall be proportionately adjusted so that Optionee shall be entitled to receive the number of shares of capital stock of the Company which Optionee would have owned immediately following such action had such Options been exercised immediately prior thereto.

9.2  Fundamental Transaction.  Subject to the Company’s rights under Section 8, if at any time while the Options are outstanding, (a) the Company effects any merger or consolidation or other business combination with and into another entity, (b) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions or (c) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), and such Fundamental Transaction constitutes a Change of Control then, unless the Company shall have made a determination in accordance with Section 8.1 above, upon consummation of such transaction the Options shall automatically become exercisable for the kind and amount of securities, cash or other assets which Optionee would have owned immediately after the Fundamental Transaction if Optionee had exercised the Options immediately before the effective date of such transaction, without further action required on the part of any party (the “Alternate Consideration”).  To the extent necessary to effectuate the foregoing provisions, and subject to the Corporation’s rights under Section 8, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to Optionee new Options consistent with the foregoing provisions and evidencing Optionee’s right to exercise such Options into Alternate Consideration.

10.  Nontransferability of Options.  The Options shall not be transferable or assignable, either voluntarily or by operation of law, except as provided in Section 12.3 of the Plan.

11.  Time of Granting Options.  The time the Options shall be deemed granted, sometimes referred to herein as the “date of grant,” shall be May 22, 2009.

12.  Privileges of Stock Ownership.  Optionee shall not be entitled to the privileges of stock ownership as to any Shares not actually issued and delivered to Optionee.  No Shares shall be purchased upon the exercise of any Options unless and until, in the opinion of the Company’s counsel, any then applicable requirements of any laws, or governmental or regulatory agencies having jurisdiction, and of any exchanges upon which the stock of the Company may be listed shall have been fully complied with.

13.  Securities Laws Compliance.  The Company will diligently endeavor to comply with all applicable securities laws before any stock is issued pursuant to the Options.  Without limiting the generality of the foregoing, the Company may require from the Optionee such investment representation or such agreement, if any, as counsel for the Company may consider necessary in order to comply with the Securities Act of 1933 as then in effect, and may require that the Optionee agree that any sale of the Shares will be made only in such manner as is permitted by the Corporation.  The Company may in its discretion cause the Shares underlying the Options to be registered under the Securities Act of 1933 as amended by filing a Form S-8 Registration Statement covering the Options and the Shares underlying the Options.  Optionee shall take any action reasonably requested by the Company in connection with registration or qualification of the Shares under federal or state securities laws.

14.  Intended Treatment as Non-Statutory Stock Options.  The Options granted herein are intended to be non-statutory stock options described in U.S. Treasury Regulation (“Treas. Reg.”) §1.83-7 to which Sections 421 and 422 of the Code, do not apply, and shall be construed to implement that intent.  If all or any part of the Options shall not be described in Treas. Reg. §1.83-7 or be subject to Sections 421 and 422 of the Code, the Options shall nevertheless be valid and carried into effect.

15.  Shares Subject to Legend.  If deemed necessary by the Company’s counsel, all certificates issued to represent Shares purchased upon exercise of the Options shall bear such appropriate legend conditions as counsel for the Company shall require.

16.  No Rights to Continued Employment or Relationship.  Nothing contained in this Agreement shall obligate the Company to employ or have another relationship with Optionee for any period or interfere in any way with the right of the Company to reduce Optionee’s compensation or to terminate the employment of or relationship with Optionee at any time.

17.  Miscellaneous.

17.1  Binding Effect.  This Agreement shall bind and inure to the benefit of the successors, assigns, transferees, agents, personal representatives, heirs and legatees of the respective parties.

17.2  Further Acts.  Each party agrees to perform any further acts and execute and deliver any documents which may be necessary to carry out the provisions of this Agreement.

17.3  Amendment.  This Agreement may be amended at any time by the written agreement of the Company and the Optionee.

17.4  Syntax.  Throughout this Agreement, whenever the context so requires, the singular shall include the plural, and the masculine gender shall include the feminine and neuter genders.  The headings and captions of the various Sections hereof are for convenience only and they shall not limit, expand or otherwise affect the construction or interpretation of this Agreement.

17.5  Choice of Law.  The parties hereby agree that this Agreement has been executed and delivered in the State of Texas and shall be construed, enforced and governed by the laws thereof.  This Agreement is in all respects intended by each party hereto to be deemed and construed to have been jointly prepared by the parties and the parties hereby expressly agree that any uncertainty or ambiguity existing herein shall not be interpreted against either of them.

17.6  Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

17.7  Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 3:30 p.m. (Houston time) on  any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States (“Business Day”), (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Business Day or later than 3:30 p.m. (Houston time) on any Business Day, (c) the 2nd Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth on the signature pages attached hereto.  All notices and demands to Optionee or the Company may be given to them at the following addresses:

If to Optionee:	Ronald D. Ormand 11622 Monica Lane Houston, Texas 77024
If to Company:	Petro Resources Corporation 777 Post Oak Blvd., Suite 910 Houston, Texas 77056

Such parties may designate in writing from time to time such other place or places that such notices and demands may be given.

17.8  Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, this Agreement supersedes all prior and contemporaneous agreements and understandings of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth or referred to herein.  No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

17.9  Attorneys’ Fees.  In the event that any party to this Agreement institutes any action or proceeding, including, but not limited to, litigation or arbitration, to preserve, to protect or to enforce any right or benefit created by or granted under this Agreement, the prevailing party in each respective such action or proceeding shall be entitled, in addition to any and all other relief granted by a court or other tribunal or body, as may be appropriate, to an award in such action or proceeding of that sum of money which represents the attorneys’ fees reasonably incurred by the prevailing party therein in filing or otherwise instituting and in prosecuting or otherwise pursuing or defending such action or proceeding, and, additionally, the attorneys’ fees reasonably incurred by such prevailing party in negotiating any and all matters underlying such action or proceeding and in preparation for instituting or defending such action or proceeding.

17.10  Counterparts.  This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first set forth above.

“Company” Petro Resources Corporation a Delaware corporation
By:	/s/ Wayne P. Hall
Wayne P. Hall, Chief Executive Officer

“Optionee”
/s/ Ronald D. Ormand
Ronald D. Ormand